Exhibit 10.48

GENERAL MARITIME CORPORATION
RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, made as of this 12 day of November 2003, between GENERAL MARITIME CORPORATION (the “Company”) and Peter C. Georgiopoulos (the “Participant”).

WHEREAS, the Company has adopted and maintains the General Maritime Corporation 2001 Stock Incentive Plan (as amended and restated, effective December 12, 2002) (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance, and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture);

WHEREAS, the Plan provides that the Compensation Committee (the “Committee”) of the Board of Directors (or the Board of Directors if it so elects) shall administer the Plan and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, the Board of Directors has determined that the purposes of the Plan would, be furthered by granting the Participant an award under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.                                       Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Board of Directors hereby grants to the Participant 75,000 shares of restricted stock of the Company (the “Shares”).

2.                                       Certificate.  Promptly after the execution of this Agreement, a certificate representing the number of Shares shall be registered in the Participant’s name but shall be held by the Company for the account of the Participant subject to the terms and conditions of this Agreement. The Shares shall be issued from the Company’s common stock reserved for issuance pursuant to the Plan.

3.                                       Vesting Schedule.  The Shares shall be subject to the restrictions described in Section 4 below (the “Restrictions”). The Restrictions shall lapse with respect to 25% of the Shares on November 12, 2004 and each of the three anniversaries thereafter, conditioned upon the Participant’s continued employment with the Company from the date of this Agreement until the date such Restrictions lapse (the “Restricted Period”). In the event the Participant’s employment with the Company terminates for any reason before the end of the Restricted Period, the Participant shall forfeit all rights to the Shares.

4.                                       Restrictions.  The Participant shall have the right to receive dividends and the right to vote the Shares, subject to the following restrictions: (a) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the Restricted Period; (b) none of the Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period.

5.                                       Changes in Stock.  In the event of any change in the Company’s common stock through the declaration of extraordinary dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of Common Stock, or in the event of a sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, or in the event of other similar transactions, there shall be an appropriate adjustment to the number of Shares and, if applicable, to the price thereof.

6.                                       Taxes.  The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this Agreement. The Participant may elect to satisfy applicable withholding tax obligations by having the Company retain Shares having a Fair Market Value equal to the Company’s minimum withholding obligation.

7.                                       Miscellaneous.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the heirs and personal representatives of the Participant.

(b)                                 This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

(c)                                  This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both the Company and the Participant.

(d)                                 Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Participant any right to remain in the employ of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

GENERAL MARITIME CORPORATION

By:	/s/ John C. Georgiopoulos

Name:	John C. Georgiopoulos

Title:	Chief Administrative Officer
Corporate Secretary

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos